Exhibit 99.2

Offer to Exchange

Up to $200,000,000 aggregate principal amount

of

7¾% Senior Notes Due 2018

for any and all outstanding

7¾% Senior Notes Due 2018 issued on September 27, 2012

of

MICHAELS STORES, INC.

,

To Securities Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Michaels Stores, Inc. (the “Company”) and the direct and indirect subsidiaries of the Company named in Schedule I hereto (the “Guarantors”) are offering (the “Exchange Offer”) to exchange up to $200,000,000 in aggregate principal amount of the Company’s new 7¾% Senior Notes due 2018 (the “Exchange Notes”), for, in a denomination equal to $2,000 and in integral multiples of $1,000 in principal amount thereafter, the Company’s outstanding 7¾% Senior Notes due 2018 issued on September 27, 2012 (CUSIP Nos. 594087 AS7 and U59329 AD1; ISINs US594087AS71 and USU59329AD16) (the “Outstanding Notes”), upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made in order to satisfy certain obligations of the Company and the Guarantors contained in the Registration Rights Agreement, dated September 27, 2012, by and between the Company, the Guarantors and the other parties signatory thereto. The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof (except as provided herein or in the Prospectus) and are not subject to any covenant regarding registration under the Securities Act of 1933, as amended (the “Securities Act”). The Outstanding Notes are unconditionally guaranteed (the “Outstanding Guarantees”) by the Guarantors on an unsecured senior basis, and the Exchange Notes will be unconditionally guaranteed (the “New Guarantees”) by the Guarantors on an unsecured senior basis.

Throughout this letter, unless the context otherwise requires and whether so expressed or not, references to the “Exchange Notes” include the related New Guarantees and references to the “Outstanding Notes” include the related Outstanding Guarantees.

The Company will accept for exchange any and all Outstanding Notes properly tendered according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus.

WE ARE ASKING YOU TO CONTACT YOUR CLIENTS FOR WHOM YOU HOLD OUTSTANDING NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE OR WHO HOLD OUTSTANDING NOTES REGISTERED IN THEIR OWN NAMES.

The Company will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Outstanding Notes pursuant to the Exchange Offer. The Company will, however reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay any transfer taxes payable in connection with the exchange of Outstanding Notes for Exchange Notes, except as otherwise provided in Instruction 5 of the Letter of Transmittal.

Enclosed are copies of the following documents:

1.                     A form of letter which you may send, as a cover letter to accompany the Prospectus and related materials, to your clients for whose accounts you hold Outstanding Notes registered in your name or the name of your nominee, with space provided for obtaining the client’s instructions with regard to the Exchange Offer.

2.                     The Prospectus.

3.                     The Letter of Transmittal for your use in connection with the tender of Outstanding Notes and for the information of your clients.

4.                     A form of Notice of Guaranteed Delivery.

5.                     IRS Form W-9 and Instructions for the Requester of Form W-9.

6.                     A return envelope addressed to Law Debenture Trust Company of New York, the Exchange Agent.

Your prompt action is requested. The Exchange Offer will expire at 12:00 a.m. midnight, New York City time, on                  ,                  (inclusive of                  ,                 ) unless the Exchange Offer is extended by the Company. The time at which the Exchange Offer expires is referred to as the “Expiration Date.” Tendered Outstanding Notes may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

To participate in the Exchange Offer, certificates for Outstanding Notes, or a timely confirmation of a book-entry transfer of such Outstanding Notes into the Exchange Agent’s account at The Depository Trust Company, together with a duly executed and properly completed Letter of Transmittal or facsimile thereof, with any required signature guarantees, and any other required documents, must be received by the Exchange Agent by the Expiration Date as indicated in the Letter of Transmittal and the Prospectus.

If holders of the Outstanding Notes wish to tender, but it is impracticable for them to forward their Outstanding Notes prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under “The Exchange Offers—Guaranteed Delivery Procedures” and the Letter of Transmittal.

Additional copies of the enclosed materials may be obtained from the Exchange Agent, Law Debenture Trust Company of New York, by calling (212) 750-6474.

Very truly yours,

MICHAELS STORES, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.

SCHEDULE I

AARON BROTHERS, INC., a Delaware corporation

ARTISTREE, INC., a Delaware corporation

MICHAELS FINANCE COMPANY, INC., a Delaware corporation

MICHAELS OF CANADA, ULC, a Nova Scotia unlimited liability company

MICHAELS STORES CARD SERVICES, LLC, a Virginia limited liability company

MICHAELS STORES PROCUREMENT COMPANY, INC., a Delaware corporation

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